Exhibit 99.1

    Access National Announces Increase in Share Repurchase Program

    RESTON, Va.--(BUSINESS WIRE)--Nov. 1, 2007--The Board of Directors of Access National Corporation (NASDAQ:ANCX) (the "Company"), parent company of Access National Bank, approved an increase in the number of shares of common stock to be repurchased under its share repurchase program from 1,000,000 to 1,500,000 shares, effective today, November 1, 2007. The Corporation completed the purchase of 1,000,000 shares on September 17, 2007 at an average weighted price of $8.00 per share. Shares may be purchased on the open market or through privately negotiated transactions. Price, timing and the number of shares repurchased, if any, will be based on various market conditions. No termination date was set for the Program.

    "In spite of a historical track record of excellent performance and strong future opportunities, our stock price has been over-penalized for the current cyclical conditions and our own performance setbacks in 2007. As a result, the repurchase of our own shares represents an extremely attractive and accretive investment. The continuation of our share repurchase program is the best way to deliver near term value to our shareholders while also preserving adequate capital to realize upon the growth plan laid out in connection with our 2006 equity offering that will deliver sustainable long term value," said President and CEO Michael W. Clarke.

    Access National Bank, an independent, nationally chartered bank, is a subsidiary of Access National Corporation, headquartered in Reston, Virginia with $643 million in assets reported as of 9/30/07. The Bank, established in December 1999, serves the business community in the Washington D.C. Metropolitan area with a full suite of financial services and an emphasis on electronic banking. Additional information is available on our website at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol "ANCX".

    This press release contains "forward-looking statements" within the meaning of the federal securities laws. These statements may be identified by the use of words such as "may", "could", "expect", "believe", anticipate", "intend", "plan" or variations thereof. These forward-looking statements may contain information related to those matters such as the Company's intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company's operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward looking statements, please refer to the Company's Annual Report on Form 10-K and other SEC filings.

    CONTACT: Access National Corporation
             Michael W. Clarke
             President and CEO
             703-871-2100